Exhibit 99.4

[ON THE LETTERHEAD OF RUSHYDRO]

POWER OF ATTORNEY

City of Moscow	This twenty-first day of September of the Year Two Thousand and Ten

Open Joint Stock Company RusHydro (JSC RusHydro, the Company), with its location at 51 Respubliki Street, Krasnoyarsk, Krasnoyarsk Territory, 660099, main state registration number (OGRN) 1042401810494, taxpayer identification number (INN) 2460066195, represented by the Chairman of the Company’s Management Board, Yevgueny V. Dod, bearer of passport series 45 03 No. 719187, issued by passport desk No. 1 OVD “Severnoye Medvedkovo” of the City of Moscow on 16 August 2002, acting pursuant to the Company’s Charter, hereby authorises:

Yevgueny Ye. Gorev, a Member of the Company’s Management Board, bearer of passport series 46 00 No. 884103, issued by 2nd Interior of the City of Mytishchy, Moscow Region, on 6 March 2001, division code 503-051, registered at Apartment 500, Building 1, 1 Shcherbakov Street, Mytishchy, Moscow Region (the Attorney), to perform, for and on behalf of the Company, the following acts subject to limitations set out in the in the Company’s Charter:

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5. to sign, for and on behalf of the Company, all documents relating to mandatory disclosure by the Company of information including communications of materials facts, quarterly statements, lists of affiliates (as amended from time to time), lists of Company members as well as any other information and documents disclosed by the Company pursuant to applicable law, and officially provided to the Federal Financial Markets Service, the Federal Antimonopoly Service, new agencies, stock exchanges, or other interested parties.

6. in the instances provided by foreign laws and regulations on securities including laws and regulations of the United States of America, and for the purposes of compliance by the Company of such laws and regulations, to perform, for and on behalf of the Company, the following acts:

6.1 to represent the Company before foreign authorities and organisations;

6.2 to sign any required application, address, or other document including forms devised by the Securities and Exchange Commission of the United States of America to meet the requirements and to comply with the provisions of the United States Securities and Exchange Act 1933;

6.3 to agree and approve any publication or advertising to be made by or on behalf of the Company for the purposes of compliance with foreign laws and regulations on securities;

6.4 to sign, for and on behalf of the Company, any document relating to disclosure by the Company of information outside of the Russian Federation including that in the United States of America; and

6.5 to perform any other act in order to execute the above documents and to meet the requirements of foreign laws and regulations on securities.

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This power of attorney shall remain in full force and effect until the thirty-first day of March of the year two thousand and eleven.

Ye.Ye. Gorev’s signature sample /s/ Ye. Ye. Gorev is hereby certified.

/s/ Ye.V. Dod
Ye.V. Dod
Chairman of the Management Board
JSC RusHydro

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